                                                                      EXHIBIT 1













                      AGREEMENT AND PLAN OF REORGANIZATION

                                       OF

                              BRASS INVESTMENT CO.














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                                TABLE OF CONTENTS



                                                                           PAGE
                                                                           ----
RECITALS.....................................................................1

ARTICLE I PLAN OF MERGER ....................................................1

ARTICLE II ACQUISITION; CLOSING..............................................3

ARTICLE III TITLE INSURANCE..................................................6

ARTICLE IV REPRESENTATIONS AND WARRANTIES
 OF THE SELLER...............................................................6

ARTICLE V REPRESENTATIONS AND WARRANTIES
 OF THE PURCHASERS...........................................................8

ARTICLE VI ADDITIONAL AGREEMENTS OF SELLER...................................9

ARTICLE VII ADDITIONAL AGREEMENTS OF PURCHASERS.............................10

ARTICLE VIII CONDITIONS OF PURCHASERS.......................................11

ARTICLE IX CONDITIONS OF SELLER.............................................12

ARTICLE X INDEMNIFICATION...................................................12

ARTICLE XI OTHER PROVISIONS.................................................16



                                    SCHEDULES

R.1                        Legal Description of Property

Exhibit A                  Eastern Agreement

Exhibit B                  Registration Rights Agreement

Exhibit C                  Eastern Promissory Note

Exhibit D                  USPL and CEI Note Assumption

Exhibit E                  Certificate of the President of Seller

Exhibit F                  Certificate of Secretary of CEI

Exhibit G                  Certificate of Secretary of Brass

Exhibit H                  Certificate of Secretary of USPL

Exhibit I                  Opinion of Counsel

Exhibit J                  Non-Compete Agreements

Exhibit K                  Stock Sale Restriction Agreements

Exhibit L                  Promissory Note - Short Term

Exhibit M                  Management Contract

                     AGREEMENT AND PLAN OF REORGANIZATION OF
                              BRASS INVESTMENT CO.

         This Agreement and Plan of Reorganization of Brass Investment Co. ("Agreement") is made as of January 12, 1999, by and between Lousi J. Paolino, Jr., Matthew Paolino, Joseph Paolino, and Louis Paolino, Sr. ("Seller"), on the one hand, and Clean Earth, Inc., a Delaware corporation ("CEI") and U. S. Plastic Lumber Corporation ("USPL"), a Nevada corporation, on the other hand, CEI and USPL may sometimes be referred to herein after as "Purchasers."

                                    RECITALS

         Seller is the owner of all of the outstanding shares of stock ("Company Shares") of Brass Investment Co., a Delaware corporation ("Company"), which has purchased from Eastern Environmental Services, Inc. ("Eastern"), all of the outstanding shares of Soil Remediation of Philadelphia, Inc., a Delaware corporation ("SRP"), and Allied Waste Services, Inc. ("AWS"). AWS is in the business of brokering environmental recycling services, and SRP is in the business of remediating contaminated soil and disposing of the soil after it is remediated. SRP owns certain real estate and improvements located thereon having the common street address of 3201 South 61st Street, Philadelphia, Pennsylvania, as more fully described on Schedule R.1 attached ("Property"). The terms of the agreement between Company and Eastern (the "Eastern Agreement") are as set forth on Exhibit A hereto, excepting only the consideration term, which has been redacted.

         CEI is a wholly-owned subsidiary of USPL. CEI desires to purchase all of the Company Shares and acquire the Company, and the Seller desires to sell all of the Company Shares and sell the Company, all subject to the terms and conditions contained herein. For federal income tax purposes, it is intended that the merger provided for herein shall qualify as a tax free reorganization within the meaning of Section 368(a)(1)(A)and (a)(2)(D) of the Internal Revenue Code of 1986, as amended. CEI and the Company may hereinafter be referred to as "Constituent Corporations".

                                    ARTICLE I
                                 PLAN OF MERGER

         Section 1.1.  THE MERGER

         1.1.1 The Merger. At the Effective Time (as defined in Section 1.1.2) and subject to the terms and conditions of this Agreement, the Company shall be merged into CEI and the separate existence of the Company shall thereupon cease, in accordance with the applicable provisions of Section 251 of the General Corporations Laws of the State of Delaware (the "DGCL").

         (a) CEI will be the surviving corporation in the Merger under the name of Clean Earth, Inc." (sometimes referred to herein as the "Surviving Corporation") and will continue to be governed by the laws of the State of Delaware, and the separate corporate existence of and all of its rights, privileges, immunities and franchises, public or private, and all its duties and liabilities as a corporation organized under the DGCL, will continue unaffected by the Merger.

         (b) The Merger will have the effects specified by the DGCL.

         (c) The recitals set forth above are incorporated herein by reference and are a part of this Agreement.

         1.1.2 Effective Time. As soon as practicable following fulfillment or waiver of the conditions specified in this Agreement and provided that this Agreement has not been terminated or abandoned pursuant to Section 2.3 hereof, the Constituent Corporations will cause a Certificate of Merger (the "Certificate of Merger") to be filed with the office of the Treasurer of the State of Delaware as provided in the DGCL. Subject to and in accordance with the laws of the State of Delaware, the Merger will become effective at the date and time the Certificate of Merger is filed with the office of the Treasurer of the State of Delaware or such later time or date as may be specified in the Certificate of Merger (the "Effective Time"). Each of the parties will use its best efforts to cause the Merger to be consummated as soon as practicable following the fulfillment or waiver of the conditions specified herein.

         Section 1.2.  THE SURVIVING CORPORATION

         1.2.1 Certificate of Incorporation. The Certificate of Incorporation of CEI as in effect immediately prior to the Effective Time, as amended by the Certificate of Merger, shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Time.

         1.2.2 By-Laws. The By-Laws of CEI as in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation after the Effective Time.

         1.2.3 Board of Directors. The Board of Directors of CEI shall, as at the Effective Time, be the Board of Directors of the Surviving Corporation.

         Section 1.3.  CONVERSION OF SHARES

         1.3.1 Conversion of the Company's Common Stock in the Merger. Pursuant to this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of the Company:

         (a) all shares of Common Stock, no par value, of the Company ("Company Common Stock") held as treasury shares by the Company shall be canceled and shall cease to exist from and after the Effective Time; and,

         (b) each remaining issued and outstanding shares of the Company Common Stock shall be converted into the right to receive, and become exchangeable for common shares of validly issued, fully paid and nonassessable, non-registered common stock, $.0001 par value, of U.S. Plastic Lumber Corporation ("Common Stock") in accordance with the provisions of Section 2.1 hereof. The consideration referred to in this Section 1.3.1(b), together with all consideration set forth in Section 2.1 is hereinafter referred to as the "Merger Consideration."

         1.3.2 Status of CEI's Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of CEI, the common stock of CEI shall continue unchanged and remain outstanding as a share of common stock of the Surviving Corporation.

         1.3.3 Exchange of the Company's Common Stock Certificates. (a) On or prior to the Closing Date, USPL shall deliver to the Company the certificates representing shares of Common Stock required to effect the exchange referred to in Section 1.3.1(b). USPL shall also deliver to the Company the cash required to make the cash payments set forth in Section 2.1. Shares of Common Stock, into which shares of the Company Common Stock shall be converted in the Merger, shall be deemed to have been issued at the Effective Time.

         (b) From and after the Effective Time, each holder of a certificate, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock are granted by reason of the Merger under the DGCL, shall be entitled to receive in exchange therefor, upon surrender thereof to the CEI, a certificate or certificates representing the number of whole shares of Common Stock into which such holder's shares of the Company's Common Stock were converted pursuant to Sections 1.3.1(b) and 2.1.

         1.3.4 Closing of Transfer Books. From and after the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of shares of the Company Common Stock shall thereafter be made. If, after the Effective Time, the Company's Certificates are presented to USPL, they shall be canceled and exchanged for the Merger Consideration in accordance with the procedures set forth in Sections 1.3 and 2.1

                                   ARTICLE II
                          MERGER CONSIDERATION; CLOSING

  Section 2.1 Merger Consideration. The consideration for the Company Shares which the CEI agrees to pay and the Seller agrees to accept is set forth in subsection (a) and (b) below.

         (a) CEI shall pay to Seller Cash in the amount of Four Million Four Hundred and Fifty Thousand Dollars ($4,450,000) at Closing ("Cash Purchase Price").

         (b) CEI shall also deliver to Seller at Closing, One Million shares of the common stock of USPL (the "USPL Stock"), each share being valued at the lowest trading price of the common stock of USPL on the Nasdaq Stock Market, Inc., on the day before the execution of this Agreement (being $4.5625 per share) less a 20% discount since the common stock is subject to a one year Stock Sale Restriction Agreement ("Per Share Value"). The USPL Stock shall not be registered under the Securities Act of 1933 pursuant to Section 7.3 hereof, however, USPL shall provide registration rights on all USPL stock transferred hereunder pursuant to a Registration Rights Agreement attached hereto as Exhibit B.

         (c) CEI shall assume a Promissory Note of Seller at Closing payable to Waste Management, Inc. equal to Eight Hundred Thousand Dollars ($800,000) in the form of Exhibit D hereto. The Note is attached hereto as Exhibit C.

         (d) USPL shall grant Louis Paolino, Jr. an warrant to purchase 1,500,000 shares of USPL in accordance with the following terms: (i) the warrants shall vest immediately; (ii) the warrants shall have an exercise price of $2.00 per share; (iii) the warrants shall have a term of five years; (iv) all other terms of the warrants shall be on terms similar to standard warrants issued by USPL.

         Section 2.2 Time and Place for Closing. The consummation of the transactions provided for in this Agreement ("Closing") shall take place at the offices of Seller, 1000 Crawford Place, Mount Laurel, New Jersey, or at such other location as the parties may mutually agree upon, within fifteen days from the execution of this Agreement ("Closing Date") or such other place, time or date as the parties may agree. Notwithstanding anything to the contrary, the parties agree that the designated acquisition effective date is January 7, 1999.

         Section 2.3 Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing Date:

         (a)  by mutual written agreement of Seller and Purchasers;

         (b) by Seller or Purchasers, in the event the other makes a material misrepresentation under this Agreement or breaches a material covenant or agreement under this Agreement; or

         (c) by Seller or Purchasers, if the Closing shall not have occurred by March 31, 1999, or such other date as may be agreed to by the parties hereto in writing.

         In the event this Agreement is terminated as provided herein, this Agreement shall become void and be of no further force and effect and no party hereto shall have any further liability to any other party hereto, except that
Section 2.3, Article IX, Section 10.1, Section 10.2 and Section 10.16 shall survive and continue in full force and effect, notwithstanding termination. The termination of this Agreement shall not limit, waive or prejudice the remedies available to the parties, at law or in equity, for a breach of this Agreement.

         Section 2.4 Deliveries by Purchasers. At the Closing, Purchasers shall deliver, all duly and properly executed (where applicable):

         (a) The USPL Stock, and cash by wire transfer of good funds in the amount of the Cash Purchase Price;

         (b) A certified copy of the resolutions of the Boards of Directors of Purchasers authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated herein; and

         (c) A favorable opinion from counsel for Purchasers, dated the Closing Date, to the effect that: (i) the USPL Stock has been validly issued and is fully paid and non-assessable; and (ii) this Agreement has been duly and legally authorized by all necessary corporate action on the part of

Purchasers, has been duly and legally executed and delivered by Purchasers, and is the valid, enforceable and binding Agreement and obligation of Purchasers, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditor's rights generally.

         Section 2.5 Deliveries by Seller. At the Closing, the Seller shall deliver, all duly executed, the following:

         (a) The Seller shall deliver to CEI duly executed certificates in valid form evidencing all of the Company Shares, duly endorsed to CEI or accompanied by duly executed stock powers attached or otherwise executed in the presence of authorized representatives of Purchasers or, if not executed in the presence of authorized representatives of Purchasers, then same shall be notarized (the certificates and stock powers referred to in this Section 2.5(a) are collectively referred to as the "Endorsed Certificates or Stock Powers");

         (b) Except as may be otherwise required by Purchasers, the written resignations of all officers and directors of the Company at the time of Closing;

         (c) A release from Seller, in a form and content satisfactory to Purchasers, which provides that the Seller is releasing the Company and the Purchasers from any and all claims, causes of action, debts and obligations whatsoever except any and all obligations of Purchasers arising under this Agreement;

         (d) A current certificate of good standing for the Company from the Delaware Secretary of State;

         (e) A favorable opinion from counsel for the Seller, dated the date of the Closing, in form and substance satisfactory to counsel for Purchasers, to the effect that (i) this Agreement has been duly and legally authorized, executed and delivered by the Seller and is the valid, enforceable and binding Agreement on the Seller, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditor's rights generally, and (ii) the Company is a business corporation duly organized, validly existing and in a condition of good standing under the laws of its state of incorporation;

         (f) The books and records of the Company, including, without limitation, all original financial and operating records, the corporate minute book, the corporate stock ledger and title documents;

         (g) Actual and physical possession of the Property, free and clear of any and all leases, tenancies and occupancies or claims therefor of any nature whatsoever, excepting only the "Permitted Exceptions" (hereinafter defined) and the rights of the Company.

         (h) All of the documents, instruments and certificates required to be delivered pursuant to this Agreement

                                   ARTICLE III
                                 TITLE INSURANCE

         Section 3.1 Owners Title Policy. Seller has delivered to Purchaser with respect to the Property: (i) a copy of the title policy or commitment issued to SRP ("Title Policy"); and (ii) a copy of any survey of the Property in SRP's possession.

         Section 3.2 Permitted Exceptions. The Property is free and clear of all encumbrances and exceptions whatsoever except those listed as exceptions to title on the Title Policy (the "Permitted Exceptions").

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         With knowledge that Purchasers are relying upon the representations, warranties and covenants herein contained, the Seller represents and warrants to Purchasers and makes the following covenants for Purchasers' benefit. The Seller represents and warrants that the representations and warranties contained in this Article III are true on the date hereof and shall be true on the Closing Date.

         Certain of the following representations and warranties are made "to Seller's knowledge." When so used, this phrase shall mean Seller's actual knowledge.

         Section 4.1 Organization and Standing. The Company is a corporation duly organized, legally existing and in good standing under the laws of the state of its incorporation, with full power and authority to own its properties and conduct its business as now being conducted. Company owns no stock or interest in any other corporation, partnership, or other business organization, other than the ownership of SRP and AWS.

         Section 4.2 Company Stock. All of the authorized, issued, and outstanding shares of capital stock and other securities of the Company are owned by the Seller, including without limitation equity securities, debt securities and options. The Company Shares Seller owns are legally and validly authorized and issued, fully paid and nonassessable and free and clear of all liens, claims and encumbrances of every kind and nature and are not subject to any agreement or instrument relating to the transfer, disposition or voting of such securities. There are no outstanding rights of any kind to acquire additional shares of any class from the Company nor has any person claimed any such rights. All of the outstanding shares of the Company's capital stock have been duly authorized, issued, and are fully and validly paid and non-assessable. The Company's Shares being sold and purchased pursuant to this Agreement constitute all of the outstanding capital stock of the Company. The authorized capital stock consists solely of 1,000 shares of Common Stock with a par value of $.01 per share, which as of Closing 100 shares will be issued and outstanding.

         Section 4.4 Assets and Operations. The Company has conducted no business operations, other than to enter into and consummate the Eastern Agreement, and has no assets except for the Eastern Agreement and the stock of SRP and AWS.

         Section 4.5 Liabilities and Receivables. The Company does not have any liabilities, fixed or contingent, other than its obligations under the Eastern Agreement, which obligations include the payment of a promissory note in the original amount of $800,000. CEI shall assume payment of this promissory note in the amount of $800,000 at Closing. The Seller shall cause all processed soil to be removed from the property of SRP on or before the Closing Date. In the event any soil remains in inventory on date of Closing, Purchasers shall receive a credit at Closing equal to $5 per ton against the Purchase Price to be applied against the principal balance due under the Promissory Note.

         Section 4.6 Tax Returns. The Company has filed all Federal and other tax returns for all periods on or before the due date of such return (as may have been extended by any valid extension of time) and has paid all taxes due for the periods covered by the said returns. The Company is a Subchapter C corporation under the Internal Revenue Code of 1986, as amended (the "Code"). The Company has filed, and will file (if due), in a timely manner all requisite federal, state, local and other tax returns due for all fiscal periods ended on or before the date hereof, and as of the Closing shall have filed in a timely manner all such returns due for all periods ended on or before the Closing Date.

         Section 4.7 Employees, Pensions and, ERISA.

         (a) The Company does not have any employees.

         (b) The Company does not have and is not a participant in any employee benefit plans, funds or programs (within the meaning of the Internal Revenue Code of the United States ("Code") or the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

         Section 4.8 Legal Compliance. The Seller has the right, power, legal capacity and authority to enter into, and perform its respective obligations under this Agreement, and no approvals or consents of any other persons are necessary in connection with the transactions contemplated by this Agreement, except for any approval that may be required from the Pennsylvania Department of Environmental Protection due to a change of control of the Company. The execution, delivery and performance of this Agreement will not result in a breach of or constitute a default or result in the loss of any material right or benefit under:

         (a) Any charter, by-law, agreement or other document to which the Company is a party or by which the Company or any of its property is bound; or

         (b) Any decree, order or rule of any court of governmental authority which is binding on the Company or on the property of the Company.

         Section 4.9 Transaction Intermediaries. No agent or broker or other person acting pursuant to the authority of the Company or the Seller is entitled to any commission or finder's fee in connection with the transactions contemplated by this Agreement.

         Section 4.10 To the knowledge of Seller, the representations and warranties provided to Seller by Eastern Environmental Services, Inc. in a Stock Purchase Agreement dated December 30, 1998, attached hereto as Exhibit A and incorporated herein by reference, are materially true and accurate.

                                    ARTICLE V
                  REPRESENTATIONS AND WARRANTIES OF PURCHASERS

         Purchasers, jointly and severally, represent and warrant to the Seller that the representations and warranties contained in this Article V are true on the date hereof and shall be true on the Closing Date.

         Section 5.1 Structure. The Purchasers are corporations duly organized and legally existing in good standing under the laws of their respective states of incorporation.

         Section 5.2 Authorization to Proceed with this Agreement. Purchasers have by proper corporate proceedings duly authorized the execution, delivery and performance of this Agreement and each other agreement contemplated to be entered into (collectively, the "Collateral Documents") and no other corporate action is required by law or the Certificates of Incorporation or by-laws of Purchasers.

         Section 5.3 Absence of Intermediaries. No agent, broker, or other person acting pursuant to Purchasers' authority will be entitled to make any claim against the Seller for any commission or finder's fee in connection with the transactions contemplated by this Agreement.

         Section 5.4 Authorization. The Purchasers have the power and authority to enter into this Agreement and each of the Collateral Documents and to carry out the transactions contemplated hereby and thereby and this Agreement and each of the Collateral Documents to which the Purchasers are a party, constitutes the legal, valid and binding obligation of the Purchasers, enforceable in accordance with its terms. The Purchasers have the power and authority to own and lease their properties and to carry on their respective businesses as now conducted.

         Section 5.5 Contravention; Consents and Approvals. No filing, action, consent or approval of any person, entity or governmental body is required by the Purchasers for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for any approval that may be required from the Pennsylvania Department of Environmental Protection due to a change of control of the Company. The execution and delivery of this Agreement by the Purchasers and the consummation of the transactions contemplated hereby by the Purchasers will not result in a breach of the terms or conditions of, or constitute a default under, or violate, (a) any provision of any law, regulation or ordinance, (b) any agreement, lease, mortgage or other instrument or undertaking, oral or written, to which the Purchasers is a party or by which any of their properties or assets is or may be bound or affected, or (c) any judgment, order, writ, injunction or decree of any court, administrative agency or governmental body.

         Section 5.6 Commission Filings. Purchasers have delivered to Seller current (for the quarter ending September 30, 1998) and all historical filings made by USPL on Forms 8-K, 10-K, 10-Q and Proxy Statements timely filed with the Securities and Exchange Commission ("SEC") for fiscal year ending December 31, 1997 (the "Public Reports"). The Public Reports accurately and completely describe, in all material respects, USPL's financial status, business operations and prospects as of the date of such filings and as of the date hereof, and do not omit any material fact(s) necessary to make the information contained in the filings not misleading.

         Section 5.7 Issued Common Stock. The USPL Stock to be issued pursuant to this Agreement has been duly authorized and, when issued, will be validly issued, fully paid and nonassessable.

         Section 5.8 Nasdaq Status. USPL is in conformance with all listing requirements of the Nasdaq Stock Market, Inc. ("Nasdaq"), and has received no notices of non-compliance from Nasdaq in the twenty-four months prior to the date of this Agreement.

                                   ARTICLE VI
                         ADDITIONAL AGREEMENTS OF SELLER

         The Seller covenants and agrees with Purchasers as follows:

         Section 6.1 Payment of Expenses. Seller will pay all expenses (including legal fees) incurred by it and the Company in connection with the negotiation, execution and performance of this Agreement.

         Section 6.2 Access to Records and the Property. The Seller will cause the Company to give to Purchasers and their representatives, experts and advisors, from and after the date of execution of this Agreement and up until Closing, full access to all of the properties (including the Property), assets, books, contracts, documents, records, contracts and customer lists of the Company, and to make available to Purchasers and their representatives, experts and advisors all additional financial statements of and all information with respect to the business and affairs of the Company that Purchasers may reasonably request. Purchasers and their representatives shall have the right to copy any information or documentation the Purchasers are entitled to inspect under this Section 6.2.

                                   ARTICLE VII
                       ADDITIONAL AGREEMENTS OF PURCHASERS

         Section 7.1 Payment of Expenses. Purchasers will pay all expenses (including legal fees) incurred by them in connection with the negotiation, execution and performance of this Agreement.

         Section 7.2 Books and Records. From the Closing Date to six years after the Closing Date, the Purchasers shall allow the Seller and its professional advisers access to all business records and files of the Company pertaining to the operation of the Company prior to the Closing Date which were delivered to the Purchasers in accordance with this Agreement ("Records") where the Seller requires access to the Records for the purpose of preparing its tax returns, responding to any audit or informational request regarding its tax returns or if required by it for use in a judicial proceeding in which it is a party. Access to the records shall be during normal working hours at the location where such Records are stored. The Seller shall have the right, at its own expense, to make copies of any Records provided, however, that any such access or copying shall be had or done in such a manner so as not to interfere unreasonably with the normal conduct of the Purchasers' business.

         Section 7.3  Registration Rights.

         (a) The USPL Stock delivered at Closing will not be registered under the Act. Purchaser shall provide registration rights pursuant to the Registration Rights Agreement attached hereto as Exhibit B. At Purchasers' request, the Seller shall provide Purchasers with any information required for the completion of the registration statement or any supplements thereto. Purchasers shall keep such registration statement current and effective, until such time as the shares may be sold by the Seller at any time without restriction or pursuant to the provisions of Rule 144 or until such earlier date as all of the shares registered pursuant to such registration statement shall have been sold or otherwise transferred to a third party. Purchasers shall also prepare and file with the Securities and Exchange Commission ("SEC") such amendments and supplements to such registration statement (and the prospectus used in connection therewith) as may be necessary to update and keep such registration statement current and effective for such period and to comply with the provisions of the Act with respect to the sale of all securities covered by such registration statement. Notwithstanding the above, Purchasers' obligation to keep the shelf registration continuously effective shall be suspended during any period that there exists material, non-public information relating to USPL or during any period in which a post effective amendment has been filed with the SEC, but prior to a declaration of effectiveness.

         (b) With respect to the USPL Stock, Purchasers will furnish to the Seller such number of prospectuses, if required, under the Act, including copies of preliminary prospectuses, prepared in conformity with the requirements of the Act, and such other documents as the Seller may reasonably request in order to facilitate the public sale or other disposition of the securities to be sold by the Seller.

         (c) Purchasers shall indemnify Seller in accordance with the provisions of Article X from and against any and all losses, claims, damages and liabilities (collectively a "Security Liability") to which Seller may become subject under the Act, any state securities or "blue sky" law, any other statute or at common law, insofar as such Security Liability (or action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto or any filing or other application under the Act or applicable federal or state securities law or (ii) any omission or alleged omission to state therein a material fact required to be stated therein (i.e., in any registration statement, prospectus, application or filing, or necessary in order to make the statements therein not misleading), or (iii) any violation or alleged violation by Purchasers to which Seller may become subject under the Act, or other Federal or state laws or regulations, at common law or otherwise. Notwithstanding the above, Purchasers shall not be liable to Seller if and to the extent that any Security Liability arises out of or is based upon any untrue statement or omission made in such registration statement, preliminary or final prospectus or amendment or supplement thereto, in reliance upon and in conformity with information furnished to Purchasers by Seller which is intended for such use; and provided further, that Purchasers shall not be required to indemnify Seller against any Security Liability which arises out of the failure of Seller to deliver a prospectus.

         (d) All expenses incurred in effecting the registrations provided for in this Section 7.2 shall be paid by Purchasers, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for Purchasers, underwriting expenses (other than commissions or discounts which shall be shared by the parties registering shares of Purchasers' common stock in proportion to the number of shares registered in each particular offering), expenses of any audits incident to or required by any such registration and expenses of complying with the securities or "blue sky" laws of any jurisdictions.

                                  ARTICLE VIII
                            CONDITIONS OF PURCHASERS

         The obligations of Purchasers to effect the transaction contemplated by this Agreement shall be subject to the fulfillment at or prior to the time of Closing of each of the following items which are conditions to the Closing:

         Section 8.1 Compliance by Seller. The Seller and the Company shall have performed and complied with all of the obligations and conditions required by this Agreement to be performed or complied with by the Seller and Company at or prior to the Closing Date. All representations and warranties of Seller contained in this Agreement shall be true and correct at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date, except for changes expressly permitted by this Agreement.

         Section 8.2 Litigation Affecting This Transaction. There shall be no actual or threatened action by or before any court which seeks to restrain, prohibit or invalidate the transaction contemplated by this Agreement or which might affect the right of Purchasers to own, operate in its entirety or control any of the Property, the Company or the business the Company operates or which, as a result of the transaction contemplated by this Agreement, might affect such right as to Purchasers or any affiliate thereof subsequent to the Closing Date and which, in the judgment of the Boards of Directors of Purchasers, made in good faith and based upon advice of their counsel, makes it inadvisable to proceed with the transaction contemplated by this Agreement.

                                   ARTICLE IX
                              CONDITIONS OF SELLER

         The obligations of the Seller to transfer the Company Shares in accordance with this Agreement shall be subject to the fulfillment at or prior to the time of Closing of each of the following conditions:

         Section 9.1 Compliance by Purchasers. The Purchasers shall have performed and complied with all of the obligations and conditions required by this Agreement to be performed or complied with by them at or prior to or at the Closing Date. All representations and warranties of Purchasers contained in this Agreement shall be true and correct at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date, except for changes expressly permitted by this Agreement.

          Section 9.2 Litigation Affecting This Transaction. There shall be no actual or threatened action by or before any court which seeks to restrain, prohibit or invalidate the transaction contemplated by this Agreement or which might affect the right of Purchasers to own, operate in its entirety or control any of the Company or the business the Company operates which, as a result of the transaction contemplated by this Agreement, might affect such right as to Purchasers or any affiliate thereof subsequent to the Closing Date and which, in the judgment of the Seller, made in good faith and based upon advice of its counsel, makes it inadvisable to proceed with the transaction contemplated by this Agreement.

                                    ARTICLE X
                                 INDEMNIFICATION

         Section 10.1 Indemnification by Seller. The Seller agrees that it will indemnify, defend, protect and hold harmless the Purchasers and the Company and their officers, shareholders, directors, divisions, subdivisions, affiliates, subsidiaries, parent, agents, employees, legal representatives, successors and assigns from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, penalties, costs and expenses whatsoever (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) whether equitable or legal, matured or contingent, known or unknown to the Seller, foreseen or unforeseen, ordinary or extraordinary, patent or latent, whether arising out of occurrences prior to, at, or after the date of this Agreement, from (a) any breach of, misrepresentation in, untruth in or inaccuracy in the representations and warranties by the Seller, set forth in this Agreement or in the Schedules attached to this Agreement or in any writings delivered pursuant to this Agreement; (b) nonfulfillment or nonperformance of any agreement, covenant or condition on the part of Seller made in this Agreement and to be performed by Seller before or after the Closing Date; (c) any claim by a third party that, if true, would mean that a condition for indemnification set forth in subsections
(a) or (b) of this Section 10.1 of this Agreement has occurred. The indemnification in this Section 10.1 is subject to the limitations set forth in Sections 10.5, 10.6 and 10.7.

         Section 10.2 Indemnification by Purchasers. The Purchasers agree that they will, jointly and severally, indemnify, defend, protect and hold harmless Seller, and its heirs, legal representatives, successors and assigns, as applicable, from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, penalties, costs and expenses whatsoever (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) whether equitable or legal, matured or contingent, known or unknown to the Purchasers, foreseen or unforeseen, ordinary or extraordinary, patent or latent, whether arising out of occurrences prior to, at, or after the date of this Agreement, incurred by it, or either of them, as a result of or incident to: (a) any breach of, misrepresentation in, untruth in or inaccuracy in the representations and warranties of Purchasers set forth in this Agreement; (b) nonfulfillment of any agreement, covenant or condition on the part of Purchasers made in this Agreement and to be performed by Purchasers before or after the Closing Date; and (c) any claim by a third party that, if true, would mean that a condition for indemnification set forth in subsections
(a) or (b) of this Section 10.2 has occurred. The indemnification in this
Section 10.2 is subject to the limitations set forth in Sections 10.5, 10.6 and 10.7.

         Section 10.3 Procedure for Indemnification with Respect to Third Party Claims

         (a) If any third party shall notify a party to this Agreement (the "Indemnified Party") with respect to any matter (a "Third Party Claim") that may give rise to a claim for indemnification against any other party to this Agreement (the "Indemnifying Party") under this Article X, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced. Such notice shall state the amount of the claim and the relevant details thereof.

         (b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party pursuant to the provisions of Article X, as applicable, from and against the entirety of any adverse consequences (which will include, without limitation, all losses, claims, liens, and attorneys' fees and related expenses) the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder,
(iii) the Third Party Claim involves only monetary damages and does not seek an injunction or equitable relief, (iv) settlement of, or adverse judgment with respect to the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

         (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 10.3(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in (but not control) the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which will not be unreasonably withheld), and
(iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which will not be unreasonably withheld). In the case of (c)(ii) or (c)(iii) above, any such consent to judgment or settlement shall include, as an unconditional term thereof, the release of the Indemnifying Party from all liability in connection therewith.

         (d) If the conditions set forth in Section 10.3(b) above are or become unsatisfied, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim and any matter it may deem appropriate exercising reasonable discretion and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith, (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the cost of defending against the Third Party Claim (including attorneys' fees and expenses) and (iii) the Indemnifying Party will remain responsible for any adverse consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article X.

         (e) Anything contained in this Section 10.3 to the contrary notwithstanding, the Seller shall not be entitled to assume the defense for any Indemnifiable Claim (and shall be liable for the reasonable fees and expenses incurred by the Indemnified Party in defending such claim) if the Indemnifiable Claim seeks an order, injunction or other equitable relief or relief for other than money damages against Purchaser or the Company which Purchaser determines, after conferring with its counsel, cannot be separated from any related claim for money damages and which, if successfully, would adversely affect the business, properties or prospects of the Company.

         Section 10.4 Procedure for Non-Third Party Claims. If Purchasers or Seller wish to make a claim for indemnity under Section 10.1 or Section 10.2, as applicable, and the claim does not arise out of a third party notification which makes the provisions of Section 10.3 applicable, the party desiring indemnification ("Indemnified Party") shall deliver to the parties from which indemnification is sought ("Indemnifying Party") a written demand for indemnification ("Indemnification Demand"). The Indemnification Demand shall state: (a) the amount of losses, damages or expenses to which the Indemnified Party has incurred or has suffered or is expected to incur or suffer to which the Indemnified Party is entitled to indemnification pursuant to Section 10.1 or
Section 10.2, as applicable; (b) the nature of the event or occurrence which entitles the Indemnified Party to receive payment under Section 10.1 or Section 10.2, as applicable. If the Indemnifying Party wishes to object to an Indemnification Demand, the Indemnifying Party must send written notice to the Indemnified Party stating the objections and the grounds for the objections ("Indemnification Objection"). If no Indemnification Objection is sent within forty-five (45) days after the Indemnification Demand is sent, the Indemnifying Party shall be deemed to have acknowledged the correctness of the claim or claims specified in the Indemnification Demand and shall pay the full amount claimed in the Indemnification

Demand within sixty (60) days of the day the Indemnification Demand is dated. If for any reason the Indemnifying Party does not pay the amounts claimed in the Indemnification Demand, within thirty days of the Indemnification Demand's date, the Indemnified Party may institute legal proceedings to enforce payment of the indemnification claim contained in the Indemnification Demand and any other claim for indemnification that the Indemnified Party may have.

         Section 10.5  Survival of Claims.

         (a) All of the respective representations and warranties of the Seller and Purchasers shall survive consummation of the transactions contemplated by this Agreement for eighteen months after the Closing Date.

         (b) The representations, warranties, covenants, and agreements relating to taxes shall survive consummation of the transactions contemplated by this Agreement until the expiration of the applicable statute of limitations.

         (c) Notwithstanding the provisions of Section 10.5(a) and 10.5(b) above, which provide that representations, warranties and obligations expire after certain stated periods of time, if within the stated period of time, an Indemnification Demand is given, or a suit or action based upon representation or warranty is commenced, the Indemnified Party shall not be precluded from pursuing such claim or action, or from recovering from the Indemnifying Party (whether through the courts or otherwise) on the claim or action, by reason of the expiration of the representation or warranty.

          10.6 Indemnification Threshold. No Indemnification Demand shall be made under this Article IX until such time that the party making an Indemnification Demand believes, in good faith, that it has a claim or claims for indemnity totaling Fifty Thousand Dollars ($50,000) or more, singly or in the aggregate, and no Indemnifying Party shall have any liability to an Indemnified Party until the damages to the Indemnified Party exceed a cumulative aggregate total of Fifty Thousand Dollars ($50,000). Once cumulative aggregate damages exceed Fifty Thousand Dollars ($50,000), the Indemnifying Party shall be liable for all damages to the Indemnified Party, including the first Fifty Thousand Dollars ($50,000) of damages.

         10.7 Limitation of Liability. Notwithstanding anything else to the contrary contained herein, the obligations of each of Seller and Purchasers pursuant to the indemnifications contained in Section 10.1 and 10.2 hereof shall be limited to Eight Million Dollars ($8,000,000).

                                   ARTICLE XI
                                OTHER PROVISIONS

         Section 11.1 Nondisclosure by Seller. Seller recognizes and acknowledges that it has in the past, currently has, and in the future will have certain confidential information of the Company such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of the Company. Seller agrees that for a period of ten (10) years from the Closing Date it will not disclose such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to authorized representatives of Purchasers, unless (i) such information becomes known to the public generally through no fault of Seller, (ii) Seller is compelled to disclose such information by a governmental entity or pursuant to a court proceeding, or (iii) the Closing does not take place. In the event of a breach or threatened breach by Seller of the provisions of this Section, Purchasers shall be entitled to an injunction restraining Seller from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Purchasers from pursuing any other available remedy for such breach or threatened breach, including, without limitation, the recovery of damages.

         Section 11.2 Nondisclosure by Purchasers. Purchasers recognize and acknowledge that they have in the past, currently have, and prior to the Closing Date, will have access to certain confidential information of the Company, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of the Company. Purchasers agrees that they will not utilize such information in the business or operation of Purchasers or any of their affiliates or disclose such confidential information to any person, firm, corporation, association, or other entity for any purpose or reason whatsoever, unless (i) such information becomes known to the public generally through no fault of Purchasers or any of their affiliates, (ii) Purchasers are compelled to disclose such information by a governmental entity or pursuant to a court proceeding, or (iii) Closing takes place. In the event of a breach or threatened breach by Purchasers of the provisions of this Section, Seller shall be entitled to an injunction restraining Purchasers from utilizing or disclosing, in whole or in part, such confidential information. Nothing contained herein shall be construed as prohibiting Seller from pursuing any other available remedy for such breach or threatened breach, including, without limitation, the recovery of damages.

         Section 11.3 Assignment; Binding Effect; Amendment. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors, personal representatives and assigns. This Agreement, upon execution and delivery, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by all parties hereto.

         Section 11.4 Entire Agreement. This Agreement, is the final, complete and exclusive statement and expression of the agreement among the parties hereto with relation to the subject matter of this Agreement, it being understood that there are no oral representations, understandings or agreements covering the same subject matter as the Agreement. The Agreement supersedes, and cannot be varied, contradicted or supplemented by evidence of any prior to contemporaneous discussions, correspondence, or oral or written agreements of any kind. The parties to this Agreement have relied on their own advisors for all legal, accounting, tax or other advice whatsoever with respect to the Agreement and the transactions contemplated hereby.

         Section 11.5 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

         Section 11.6 Notices. All notices or other communications required or permitted hereunder shall be in writing and may be given by depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by overnight courier or by delivering the same in person to such party.

         (a)  If to Seller, addressed to it at:

                           Robert M. Kramer & Associates, P.C.
                           1150 First Avenue, Suite 900
                           King of Prussia, Pennsylvania 19406

         (b)      If to Purchasers, addressed to them at:

                           U. S. Plastic Lumber Corporation
                           2300 W. Glades Road, Suite 440 West
                           Boca Raton, Florida 33431
                           Atten: Bruce C. Rosetto, Esq., Vice President and General Counsel

Notice shall be deemed given and effective the day personally delivered, the day after being sent by overnight courier and three business days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received, if earlier. Any party may change the address for notice by notifying the other parties of such change in accordance with this Section 11.6.

         Section 11.7 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania.

         Section 11.8 No Waiver. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of or in any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach of default occurring before or after that waiver.

          11.9 Time of the Essence. Time is of the essence of this Agreement as well as all dates referred to herein and extensions thereof.

          11.10 Captions. The headings of this Agreement are inserted for convenience only, shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

          11.11 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as most nearly to retain the intent of the parties. If such modification is not possible, such provision shall be severed from this Agreement. In either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

          11.12 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute shall be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "Including" means included, without limitation.

          11.13 Extension or Waiver of Performance. Either the Seller or Purchasers may extend the time for or waive the performance of any of the obligations of the other, waive any inaccuracies in the representations or warranties by the other, or waive compliance by the other with any of the covenants or conditions contained in this Agreement, provided that any such extension or waiver shall be in writing and signed by the Seller and the Purchasers.

          11.14 Liabilities of Third Parties. Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors, legal representative and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provisions give any third person any rights of subrogation or action over or against any party to this Agreement.

          11.15 Disclosure on Schedules. The parties to this Agreement shall have the obligation to supplement or amend the Schedules being delivered concurrently with the execution of this Agreement and annexed hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules. The obligations of the parties to amend or supplement the Schedules shall terminate on the Closing Date.

          11.16  Arbitration.

         (a) Each and every controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in Philadelphia, Pennsylvania, in accordance with the commercial rules (the "Rules") of the American Arbitration Association then obtaining, and judgment upon the award rendered in such arbitration shall be final and binding upon the parties and may be confirmed in any court having jurisdiction thereof. Notwithstanding the foregoing, this Agreement to arbitrate shall not bar any party from seeking temporary or provisional remedies in any Court having jurisdiction. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement, which such demand shall set forth in the same degree of particularity as required for complaints under the Federal Rules of Civil Procedure the claims to be submitted to arbitration. Additionally, the demand for arbitration shall be stated with reasonable particularity with respect to such demand with documents attached as appropriate. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of limitations.

         (b) The arbitrators shall have the authority and jurisdiction to determine their own jurisdiction and enter any preliminary awards that would aid and assist the conduct of the arbitration or preserve the parties' rights with respect to the arbitration as the arbitrators shall deem appropriate in their discretion. The award of the arbitrators shall be in writing and it shall specify in detail the issues submitted to arbitration and the award of the arbitrators with respect to each of the issues so submitted.

         (c) Within sixty (60) days after the commencement of any arbitration proceeding under this Agreement, each party shall file with the arbitrators its contemplated discovery plan outlining the desired documents to be produced, the depositions to be take, if ordered by the arbitrators in accordance with the Rules, and any other discovery action sought in the arbitration proceeding. After a preliminary hearing, the arbitrators shall fix the scope and content of each party's discovery plan as the arbitrators deem appropriate. The arbitrators shall have the authority to modify, amend or change the discovery plans of the parties upon application by either party, if good cause appears for doing so.

         (d) The award pursuant to such arbitration will be final, binding and conclusive.

         (e) Counsel to Purchasers and Seller in connection with the negotiation of and consummation of the transactions under this Agreement shall be entitled to represent their respective party in any and all proceedings under this Section or in any other proceeding (collectively, "Proceedings"). Seller and Purchasers, respectively, waive the right and agree they shall not seek to disqualify any such counsel in any such Proceedings for any reason, including but not limited to the fact that such counsel or any member thereof may be a witness in any such Proceedings or possess or have learned of information of a confidential or financial nature of the party whose interests are adverse to the party represented by such counsel in any such Proceedings.

          11.17 Agreement Not Binding Until Fully Executed. This Agreement shall not be binding on any party hereto until the Agreement has been fully executed.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.



                                   PURCHASERS

                                   U. S. PLASTIC LUMBER CORPORATION


                                   By:
                                      ----------------------------------------
                                   Name: Bruce C. Rosetto
                                   Title: Vice President and General Counsel



                                   CLEAN EARTH, INC.



                                   By:
                                      ----------------------------------------
                                   Name: Bruce C. Rosetto
                                   Title: Secretary



                                   SELLER



                                   -------------------------------------------
                                   Matthew Paolino


                                   -------------------------------------------
                                   Louis J. Paolino, Jr.

                                   -------------------------------------------
                                   Joseph Paolino

                                   -------------------------------------------
                                   Louis Paolino, Sr.